Exhibit 23.3

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

      We have issued our reports dated June 6, 2003 and February 19, 2004, accompanying the financial statements of Play Along (Hong Kong) Limited for the year ended March 31, 2003 and nine months ended December 31, 2003, respectively, included in the Company’s 8-K/ A dated September 7, 2004. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Jakks Pacific, Inc. and Subsidiaries on Form S-3/ A. We also hereby consent to the reference to our firm as “Experts” in the Registration Statement.

/s/ GRANT THORNTON

Grant Thornton
Certified Public Accountants

Hong Kong

December 10, 2004